EXETER RESOURCE CORPORATION

Suite 301, 700 West Pender Street
Vancouver, British Columbia, Canada V6C 1G8
Website: http://www.exeterresource.com

INFORMATION CIRCULAR

Containing information as at April 23, 2004
PERSONS MAKING THE SOLICITATION

This Information Circular is furnished in connection with the solicitation of proxies being made by the management of Exeter Resource Corporation (the "Company") for use at the Annual General Meeting of the Company's shareholders (the "Meeting") to be held on Wednesday, June 16, 2004 at the time and place and for the purposes set forth in the accompanying Notice of Meeting. While it is expected that the solicitation will be made primarily by mail, proxies may be solicited personally or by telephone by directors, officers and employees of the Company.

All costs of this solicitation will be borne by the Company. APPOINTMENT OF PROXIES

The individuals named in the accompanying form of proxy (the "Proxy") are directors or officers of the Company. A SHAREHOLDER WISHING TO APPOINT SOME OTHER PERSON (WHO NEED NOT BE A SHAREHOLDER) TO ATTEND AND ACT FOR THE SHAREHOLDER AND ON THE SHAREHOLDER'S BEHALF AT THE MEETING HAS THE RIGHT TO DO SO, EITHER BY INSERTING SUCH PERSON'S NAME IN THE BLANK SPACE PROVIDED IN THE FORM OF PROXY AND STRIKING OUT THE TWO PRINTED NAMES, OR BY COMPLETING ANOTHER FORM OF PROXY. A Proxy will not be valid unless it is completed, dated and signed and delivered to Computershare Trust Company of Canada, Proxy Dept., 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1 (facsimile: 416-263-9524) not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time for holding the Meeting, or is delivered to the Chair of the Meeting prior to the commencement of the Meeting.

NON-REGISTERED HOLDERS

Only registered shareholders or duly appointed proxyholders are permitted to vote at the Meeting. Most shareholders of the Company are "non-registered" shareholders because the shares they own are not registered in their names but are instead registered in the name of the brokerage firm, bank or trust company through which they purchased the shares. More particularly, a person is not a registered shareholder in respect of shares which are held on behalf of the person (the "Non-Registered Holder") but which are registered either: (a) in the name of an intermediary (an "Intermediary") that the Non-Registered Holder deals with in respect of the shares (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSP's, RRIFs, RESPs and similar plans); or (b) in the name of a clearing agency (such as The Canadian Depository for Securities Limited ("CDS")) of which the Intermediary is a participant. In accordance with the requirements of National Instrument 54-101 of the Canadian Securities Administrators, the Company has distributed copies of the Notice of Meeting, this Information Circular and the Proxy (collectively, the "Meeting Materials") to the clearing agencies and Intermediaries for onward distribution to Non-Registered Holders.

Intermediaries are required to forward the Meeting Materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them. Very often, Intermediaries will use service companies to forward the Meeting Materials to Non-Registered Holders. Generally, Non-Registered Holders who have not waived the right to receive Meeting Materials will either:

(a)

be given a Proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of shares beneficially owned by the Non-Registered Holder but which is otherwise not completed. Because the Intermediary has already signed the Proxy, this Proxy is not required to be signed by the Non-Registered Holder when submitting the Proxy. In this case, the Non-registered Holder who wishes to submit a Proxy should otherwise properly complete the Proxy and deliver it to Computershare Trust Company of Canada as provided above; or

(b)

 more typically, be given a voting instruction form which is not signed by the Intermediary, and which, when properly completed and signed by the Non-Registered Holder and returned to the Intermediary or its service company, will constitute voting instructions (often called a "proxy authorization form") which the Intermediary must follow. Typically, the proxy authorization form will consist of a one page pre-printed form. Sometimes, instead of the one page pre-printed form, the proxy authorization form will consist of a regular printed Proxy accompanied by a page of instructions, which contains a removable label containing a bar code and other information. In order for the Proxy to validly constitute a proxy authorization form, the Non-Registered Holder must remove the label from the instructions and affix it to the Proxy, properly complete and sign the Proxy and return it to the Intermediary or its service company in accordance with the instructions of the Intermediary or its service company.

In either case, the purpose of this procedure is to permit Non-Registered Holders to direct the voting of the shares, which they beneficially own. Should a Non-Registered Holder who receives one of the above forms wish to vote at the Meeting in person, the Non-Registered Holder should strike out the names of the management proxyholders and insert the Non-Registered Holder's name in the blank space provided. In either case, Non-Registered Holders should carefully follow the instructions of their Intermediary, including those regarding when and where the Proxy or proxy authorization form is to be delivered.

REVOCATION OF PROXIES

A shareholder who has given a Proxy may revoke it by an instrument in writing executed by the shareholder or by the shareholder's attorney authorized in writing or, if the shareholder is a corporation, by a duly authorized officer or attorney of the corporation, and delivered either to Computershare Trust Company of Canada, Proxy Dept., 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1 (facsimile: 416-263-9524), at any time up to and including the last business day preceding the day of the Meeting or any adjournment of it or to the Chair of the Meeting on the day of the Meeting or any adjournment of it. Only registered shareholders have the right to revoke a Proxy. Non-Registered Holders who wish to change their vote must, at least seven days before the Meeting, arrange for their respective Intermediaries to revoke the Proxy on their behalf.

A revocation of a Proxy does not affect any matter on which a vote has been taken prior to the revocation. EXERCISE OF DISCRETION

If the instructions in a Proxy are certain, the shares represented thereby will be voted on any poll by the persons named in the Proxy, and, where a choice with respect to any matter to be acted upon has been specified in the Proxy, the shares represented thereby will, on a poll, be voted or withheld from voting in accordance with the specifications so made.

Where no choice has been specified by the shareholder, such shares will, on a poll, be voted in accordance with the notes to the form of Proxy.

The enclosed form of Proxy, when properly completed and delivered and not revoked, confers discretionary authority upon the persons appointed proxyholders thereunder to vote with respect to any amendments or variations of matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting. At the time of the printing of this Information Circular, the management of the Company knows of no such amendment, variation or other matter which may be presented to the Meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

Issued and Outstanding:

12,882,837 common shares without par value

Authorized Capital:

100,000,000 common shares without par value

As at the date hereof, the Company has issued and outstanding 12,882,837 fully paid and non-assessable common shares without par value, each share carrying the right to one vote. The Company has no other classes of voting securities.

Any shareholder of record at the close of business on April 23, 2004 (the "Meeting Record Date") who either personally attends the Meeting or who has completed and delivered a Proxy in the manner specified, subject to the provisions described above, shall be entitled to vote or to have such shareholder's shares voted at the Meeting.

To the best of the knowledge of the directors and senior officers of the Company, no person or corporations beneficially own, directly or indirectly, or exercise control or direction over, shares carrying more than 10% of the voting rights attached to all outstanding shares of the Company.

EXECUTIVE COMPENSATION

Set out below are particulars of compensation paid to the following persons (the "Named Executive Officers"):

(a)

the Company's chief executive officer ("CEO");

(b)

each of the Company's four most highly compensated executive officers who were serving as executive officers at the end of the most recently completed financial year and whose total salary and bonus exceeds $100,000 per year; and

(c)

any additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as an executive officer of the Company at the end of the most recently completed financial year.

As at December 31, 2003, the end of the Company's most recently completed fiscal year, the Company had two Named Executive Officers, whose names and positions held within the Company are set out in the summary of compensation table below.

Summary of Compensation Table

The following table is a summary of compensation paid to the Named Executive Officers for each of the Company's three most recently completed fiscal years.

		Annual Compensation			Long Term Compensation

					Awards		Payouts
Name and Principal	Fiscal			Other Annual	Securities Under	Restricted Shares or	LTIP	All Other
Position of Named Executive Officer	Year Ending	Salary ($)	Bonus ($)	Compensation ($)	Options/ SARs Granted	Restricted Share Units	[p]ay Outs ($)	Compensation ($)
					#~(3)	($)
Paul Ray (')	2003	$12,000	NIL	NIL	60,000/0	NIL	N/A	NIL
Former President	2002	$53,434	NIL	NIL	NIL	NIL	N/A	NIL
	2001	$52,749	NIL	NIL	ML	NIL	N/A	NIL
Bryce Roxburgh (2)	2003	$30,000	NIL	NIL	142,000/0	NIL	N/A	NIL
President and CEO	2002	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2001	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(1)

Mr. Ray served as President of the Company until September 4, 2003.

(2)

Mr. Roxburgh was appointed President and CEO of the Company on  September 4, 2003.

Long-Term Incentive Plans - Awards in Most Recently Completed Fiscal Year

A long-term incentive plan ("LTIP") is any plan providing compensation intended to serve as an incentive for performance to occur over a period longer than one financial year, whether performance is measured by reference to financial performance of the Company or an affiliate, or the price of the Company's shares, but does not include option or stock appreciation rights plans or plans for compensation through restricted shares or units. The Company has no LTIP in place and therefore there were no awards made under any LTIP to any Named Executive Officers during the Company's most recently completed fiscal year.

Options/SARs Granted During the Most Recently Completed Fiscal Year

During the most recently completed fiscal year, the following incentive stock options were granted to the Named Executive Officers. No SARs (stock appreciation rights) were granted during this period.

Name	Date of Grant	Securities Under Options Granted #	Exercise or Base Price ($/ Security)	% of Total Options Granted to Employees in Fiscal Year	Market Value of Securities Underlying Options on the Date of Grant ($/Security) (1)	Expiration Date
Paul Ray	March 20, 2003	60,000	$0.22	6.84%	$0.22	March 20, 2008
Bryce Roxburgh	March 20, 2003 August 15, 2003	60,000 82,000	$0.22 $0.405	6.84% 9.35%	$0.22 $0.405	March 20, 2008 August 15, 2008

(1)

Calculated as the closing price of the Company's shares on the TSX Venture Exchange on the last trading day immediately preceding the date of grant.

Aggregated Option/SAR Exercises During the Most Recently Completed Fiscal Year and Fiscal Year End Option/SAR Values

The following table sets out incentive stock options exercised by the Named Executive Officers, during the most recently completed fiscal year as well as the fiscal year end value of stock options held by the Named Executive Officers. During this period, no outstanding SARs were held by the Named Executive Officers.

Name	Securities Acquired on Exercise (#)	Aggregate Value Realized ($) a>	Unexercised Options at Fiscal Year-End Exercisable/Unexercisable (#)	Value of Unexercised In-the-Money Options at Fiscal Year-End ($) Exercisable / Unexercisable ~2)
Paul Ray	60,000	$6,000	NIL/ NIL	NIL / NIL
Bryce Roxburgh	60,000	N/A	142,000/ NIL	$153,360 / NIL

(1)

Based on the difference between the option exercise price and the closing market price of the Company's shares, on the date of exercise.

(2)

In-the-Money Options are those where the market value of the underlying securities as at the most recent fiscal year end exceeds the option exercise price. The closing market price of the Company's shares as at December 31, 2003 (being the last business day of the fiscal year end) was $1.08.

Termination of Employment, Change in Responsibilities and Employment Contracts No employment contracts exist between the Company and the Named Executive Officers.

There are no compensatory plans or arrangements with respect to the Named Executive Officers resulting from the resignation, retirement or other termination of employment or from a change of control of the Company.

Compensation of Directors

Compensation for the Named Executive Officers has already been disclosed above. No cash compensation was paid to any director of the Company for the director's services as a director during the fiscal year ended December 31, 2003.

The Company has no standard arrangement pursuant to which directors are compensated by the Company for their services in their capacity as directors except for the granting from time to time of incentive stock options in accordance with the policies of TSX Venture Exchange. During the most recently completed fiscal year, the Company granted incentive stock options to purchase an aggregate 188,000 common shares to directors (excluding directors who are Named Executive Officers).

MANAGEMENT CONTRACTS

Management functions of the Company are substantially performed by directors or senior officers of the Company and not, to any substantial degree, by any other person with whom the Company has contracted.

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

Other than as disclosed in this Information Circular, since the commencement of the last completed fiscal year, no insider of the Company, nominee for director, or any associate or affiliate of an insider or nominee, had any material interest, direct or indirect, in any transaction or any proposed transaction which has materially affected or would materially affect the Company or any of its subsidiaries.

Paul C. MacNeill, a director of the Company, is the President of P. MacNeill Law Corporation, which provides legal services to the Company.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Other than as disclosed in this Information Circular, no Person has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in matters to be acted upon at the Meeting. For the purpose of this paragraph, "Person" shall include each person: (a) who has been a director, senior officer or insider of the Company at any time since the commencement of the Company's last fiscal year; (b) who is a proposed nominee for election as a director of the Company; or (c) who is an associate or affiliate of a person included in subparagraphs (a) or (b).

ELECTION OF DIRECTORS

The board of directors presently consists of five directors and it is intended to determine the number of directors at five and to elect five (5) directors for the ensuing year.

The term of office of each of the present directors expires at the Meeting. The persons named below will be presented for election at the Meeting as management's nominees. Management does not contemplate that any of these nominees will be unable to serve as a director. Each director elected will hold office until the next annual general meeting of the Company or until his or her successor is elected or appointed, unless his or her office is earlier vacated in accordance with the Articles of the Company or with the provisions of the British Columbia Business Corporations Act.

The following table sets out the names of the nominees for election as directors, the country in which each is ordinarily resident, all offices of the Company now held by each of them, their principal occupations, the period of time for which each has been a director of the Company, and the number of common shares of the Company or any of its subsidiaries beneficially owned by each, directly or indirectly, or over which control or direction is exercised, as at the date hereof.

Name, Present Position(s)			Ownership or Control Over
with the Company and Place of Residence (2)	Principal Occupation (') (2)	Date(s) Served as a Director Since	Voting Shares
			Held (2)
Bryce Roxburgh	President and Chief Executive Officer of the	March 20, 2003	1,000,000
President and Chief Executive Officer Philippines Yale Simpson	Company since September 4, 2003; Exploration Manager, Arimco N.L. and Climax Mining Limited from 1990-2000; geological consultant from 2000-2003. Chairman of the Company since September 12,	June 10, 2003	943,000
Chairman of the Board Director North Vancouver, B.C. Canada Douglas W. Scheving (3j	2003; Chairman of Argosy Minerals Inc. from 1993-2001; executive consultant from 2001- 2003; director of Toumigan Gold Corporation, Diamonds North Resources Ltd., Dynasty Minerals & Mining Inc. Corporate Secretary of the Company since July	July 16, 1993	108,667
Corporate Secretary Director Vancouver, B.C. Canada Paul C. MacNeill (3)	1993; executive consultant for companies in the resource sector since 1993. President, P. MacNeill Law Corporation since	January 21, 2004	251,000
Director West Vancouver, B.C. Canada Andrew W. Gourlay (3)	November 2002; formerly, Partner, Campney & Murphy, Barristers and Solicitors, from 1988 to November 2002. Exploration Manager for Asia Gold Corp.;	March 25, 1996	21,000
Director Vancouver, B.C. Canada	previously Exploration Manager for the Chase Group of companies and geological consultant.

(1) Unless otherwise stated above, any nominees named above who were not elected at the last annual general meeting have held the principal occupation or employment indicated for at least five years.

(1)

The information as to country of residence, principal occupation and number of shares beneficially owned by the nominees (directly or indirectly or over which control or direction is exercised) is not within the knowledge of the management of the Company and has been furnished by the respective nominees.

(2)

Members of the Company's Audit Committee.

INDEBTEDNESS OF DIRECTORS, EXECUTIVE AND SENIOR OFFICERS

During the last completed fiscal year, no director, executive officer, senior officer or nominee for director of the Company, or any of their associates, has been indebted to the Company, or any of its subsidiaries, nor has any of these individuals been indebted to another entity which indebtedness is the subject of a guarantee, support in agreement, letter of credit or other similar arrangement or understanding provided by the Company, or any of its subsidiaries.

APPOINTMENT AND REMUNERATION OF AUDITOR

Shareholders will be asked to approve the appointment of Jones Richards & Company, Certified General Accountants as the auditor of the Company to hold office until the next annual general meeting of the shareholders at remuneration to be fixed by the directors. The auditor was first appointed in May 1993.

SPECIAL BUSINESS New Stock Option Plan

On May 5, 2003, the Company adopted a "rolling" 10% stock option plan (the "2003 Plan"). On January 21, 2004, the board of directors resolved, subject to regulatory and shareholder approval, to replace the 2003 Plan with a "fixed" stock option plan, pursuant to which 2,527,567 shares (20% of the issued and outstanding shares as of that date) are available for purchase upon the exercise of options awarded by the Company, including options previously awarded under the 2003 Plan.

TSX Venture Exchange (the "Exchange") has conditionally approved the fixed stock option plan, subject to shareholder approval. As a result of recent discussions with the Exchange, the Company understands that the Exchange will not object to amendment of the fixed stock option plan (the fixed stock option plan, as amended is hereinafter referred to as the "2004 Plan") to increase the number of shares available for purchase upon the exercise of options to a number equal to 20% of the Company's issued and outstanding shares as of the date of the Meeting.

A copy of the 2004 Plan will be available at the Meeting for review by the shareholders. In addition, upon request, shareholders may obtain a copy of the 2004 Plan from the Company prior to the Meeting.

A summary of the principal terms of the 2004 Plan is attached to this Information Circular as Schedule "A". Regulatory Requirements

For the purposes of this Information Circular, the term "insider" has the meaning given to that term in section 1(1) of the Securities Act (British Columbia).

The Exchange requires the Company to obtain shareholder approval of a stock option plan that, together with all of the Company's other previously established stock option plans or grants, could result at any time in the number of common shares reserved for issuance under options exceeding 10% of the issued and outstanding common shares. Under the 2004 Plan, the number of common shares available for issuance upon the exercise of options will be equal to 20% of the issued and outstanding common shares of the Company as of the date of the Meeting.

The Exchange also requires the Company to obtain disinterested shareholder approval where a stock option plan, together with all of the Company's other previously established and outstanding stock option plans or grants, could result, at any time, in:

(a)

the number of shares reserved for issuance under stock options granted to insiders exceeding 10% of the issued shares; or

(b)

the grant to insiders, within a twelve-month period, of a number of shares exceeding 10% of the issued shares.

Insiders of the Company will participate in the 2004 Plan. It is possible that the 2004 Plan could result in one or more of the foregoing situations.

Shareholder Approval

In order to obtain disinterested shareholder approval, the 2004 Plan must be approved by a majority of the votes cast at the Meeting, other than votes attaching to securities beneficially owned by (i) insiders to whom shares may be issued pursuant to the share compensation arrangements; and (ii) associates of persons referred to in (i). The Company is asking both its shareholders as a whole, and disinterested shareholders, to vote affirmatively on the following resolution to adopt and approve the 2004 Plan:

"Resolved that, subject to regulatory approval:

1.

the Company's stock option plan dated January 21, 2004, as amended (the "2004 Plan"), pursuant to which up to that number of common shares equal to 20% of the Company's issued and outstanding capital as at the Meeting Date may be purchased upon the exercise of options, be, and it is hereby adopted and approved;

2.

the Company's stock option plan dated May 5, 2003 (the "2003 Plan") be terminated, provided that such termination shall not alter the terms or conditions of any outstanding option awarded under the 2003 Plan (the "Outstanding Options"), which shall continue to be governed by the provisions of the 2003 Plan;

3.

the board of directors be authorized to grant options under and subject to the terms and conditions of the 2004 Plan;

4.

the Outstanding Options shall, for the purpose of calculating the number of options that may be awarded under the 2004 Plan, be treated as options awarded under the 2004 Plan; and

5.

the directors and officers of the Company be authorized and directed to perform all such acts and deeds and things and execute, under the seal of the Company or otherwise, all such documents, agreements and other writings as may be required to give effect of the true intent of this resolution."

To the best of the Company's knowledge, insiders and their associates beneficially own a total of 2,552,697 common shares of the Company as of the record date. Therefore, the total number of common shares held by "disinterested shareholders" is 10,330,140 common shares.

OTHER BUSINESS

Management is not aware of any matters to come before the Meeting other than those set forth in the Notice of Meeting. If any other matter properly comes before the Meeting, it is the intention of the persons named in the Proxy to vote the shares represented thereby in accordance with their best judgement on such matters.

CERTIFICATE

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement misleading in the light of the circumstances in which it was made.

IT IS AN OFFENCE UNDER THE SECURITIES ACT (ALBERTA), THE SECURITIES REGULATION (ALBERTA) AND THE ALBERTA SECURITIES COMMISSION RULES (TOGETHER THE "ALBERTA ACT") FOR A PERSON OR COMPANY TO MAKE A STATEMENT IN A DOCUMENT REQUIRED TO BE FILED OR FURNISHED UNDER THE ALBERTA ACT THAT, AT THE TIME AND IN THE LIGHT OF THE CIRCUMSTANCES UNDER WHICH IT IS MADE, IS A MISREPRESENTATION.

ON BEHALF OF THE BOARD "Yale R. Simpson"

Yale R. Simpson Chairman

SCHEDULE "A"

EXETER RESOURCE CORPORATION SUMMARY OF 2004 STOCK OPTION PLAN

The following is a summary of the principal terms of the 2004 Plan.

The 2004 Plan provides that stock options may be granted to directors, officers, employees and Consultants (as defined in Multilateral Instrument 45-105) of the Company and any of its affiliate, and consultant companies.

Under the 2004 Plan, the board of directors (the "Board") may, from time to time, designate a director or other senior officer or employee of the Company as administrator (the "Administrator") for the purposes of administering the Plan. Initially, the Administrator will be the Secretary of the Company.

If a stock option expires or otherwise terminates for any reason without having been exercised, the number of common shares in respect of that expired or terminated stock option shall again be available for the purposes of the 2004 Plan.

The 2004 Plan may be terminated by the Board at any time, but such termination will not alter the terms or conditions of any option awarded prior to the date of such termination. Any stock option outstanding when the 2004 Plan is terminated will remain in effect until it is exercised or expires or is otherwise terminated in accordance with the provisions of the 2004 Plan.

The 2004 Plan provides that other terms and conditions may be attached to a particular stock option, such terms and conditions to be referred to in a schedule attached to the option certificate. So long as the Company is a Tier 2 company on the Exchange, each option granted under the 2004 Plan is subject to a vesting restriction such that one-quarter of the option shall vest on the award date and one-eighth shall vest every three months thereafter such that the entire option shall have vested eighteen months from the award date.

The 2004 Plan provides that it is solely within the discretion of the Board to determine who should receive stock options and in what amounts. The Board may issue a majority of the options to insiders of the Company. However, in no case will the issuance of common shares upon the exercise of stock options granted under the 2004 Plan result in:

(a)

the number of options awarded in a one-year period to any one Consultant exceeding 2% of the issued shares of the Company (calculated at the time of award);

(b)

the number of options awarded in a one-year period to any one individual exceeding 5% of the outstanding shares of the Company (calculated at the time of award);

(a)

the aggregate number of options awarded in a one-year period to employees undertaking investor relations activities exceeding 2% of the issued shares of the Company (calculated at the time of award); or

(b)

the aggregate number of common shares reserved for issuance to any one individual upon the exercise of options awarded under the 2004 Plan or any previously established and outstanding stock option plans or grants, exceeding 5% of the issued shares of the Company (calculated at the time of award) in a one-year period.

(c)

Options granted under the 2004 Plan will be for a term not to exceed five years from the date of their grant. Unless the Company otherwise decides, in the event an option holder ceases to be a Consultant or employee of the Company (other than by reason of death), the option will expire on the earlier of the expiry date stated in the option certificate (the "Fixed Expiry Date") and the 90th day following the date of termination, unless the holder holds the option as an employee of the Company performing investor relations activities, in which case the option will expire on the earlier of the Fixed Expiry Date and the 30th day following the date of termination. In the event an option holder ceases to be a director or officer of the Company (other than by reason of death), the stock option will expire on the earlier of the Fixed Expiry Date or 90 days following the date the director or officer ceases to be a director or officer of the Company. Notwithstanding the foregoing, a stock option will expire immediately in the event a director or officer ceases to be a director or officer of the Company as a result of ceasing to meet the qualifications under the Business Corporations Act (British Columbia), a special resolution is passed by the shareholders, or an order is made by a regulatory authority. A stock option will also expire immediately in the event an employee ceases to be an employee as a result of termination for cause or an employee or Consultant ceases to be an employee or Consultant as a result of an order made by a regulatory authority. In the event of the death of an option holder, the option will expire six months after the date of death or on the Fixed Expiry Date, whichever is earlier.

The price at which an option holder may purchase a common share upon the exercise of a stock option will be as set forth in the option certificate issued in respect of such option and in any event will not be less than the discounted market price of the Company's common shares as of the date of the grant of the stock option (the "Award Date"). The market price of the Company's common shares for a particular Award Date would typically be the closing trading price of the Company's common shares on the last trading day immediately preceding the Award Date, or otherwise in accordance with the terms of the 2004 Plan. Discounted market price means the market price less a discount to be determined by the Board, which shall in any event not exceed the amount set forth under Policy 1.1 of the Exchange's Corporate Finance Manual.

In no case will a stock option be exercisable at a price less than the minimum prescribed by each of the organized trading facilities or the applicable regulatory authorities that would apply to the award of the stock option in question.

A stock option will be non-assignable except that it will be exercisable by the personal representative of the option holder in the event of the option holder's death or incapacity.

Common shares will not be issued pursuant to stock options granted under the 2004 Plan until they have been fully paid for. The Company will not provide financial assistance to option holders to assist them in exercising their stock options.